EXHIBIT 99.3

FORM 11-K

ANNUAL REPORT

Pursuant to Section 15(d) of the
Securities Exchange Act of 1934

For the Fiscal Years Ended December 31, 2002 and 2001

RAINBOW RENTALS, INC. 401(k) PROFIT SHARING PLAN
(Full title of the plan)

RAINBOW RENTALS, INC.
(Name of issuer of the securities held pursuant to the plan)

3711 Starr Centre Drive
Canfield, Ohio 44406
(Address of principal executive office)

FINANCIAL STATEMENTS
AND SUPPLEMENTAL SCHEDULE

RAINBOW RENTALS, INC. 401(K) PROFIT
SHARING PLAN

December 31, 2002 and 2001

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C O N T E N T S

P A G E

Independent Auditors’ Report	1

Statements of Net Assets Available for Benefits	2

Statements of Changes in Net Assets Available for Benefits	3

Notes to Financial Statements	4-8

Supplemental Schedule:

Item 4i of Schedule H — Schedule of Assets Held for Investment Purposes	9

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June 13, 2003

Administrator
Rainbow Rentals, Inc., Named
Fiduciary of Rainbow Rentals, Inc.
401(k) Profit Sharing Plan
Canfield, Ohio

Independent Auditors’ Report

     We have audited the accompanying statements of net assets available for benefits of Rainbow Rentals, Inc. 401(k) Profit Sharing Plan as of December 31, 2002 and 2001 and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets of Rainbow Rentals, Inc.
401(k) Profit Sharing Plan as of December 31, 2002 and 2001 and changes in its net assets available for benefits for the years then ended in conformity with U.S. generally accepted accounting principles.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule included on page 9 is presented for purposes of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

Certified Public Accountants

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

RAINBOW RENTALS, INC. 401(K) PROFIT SHARING PLAN

December 31, 2002 and 2001

	2002	2001

A S S E T S

Investments at fair value — NOTE C:

Franklin Templeton Group:

Franklin Cash Reserves Fund	$444,261	$370,296

Franklin U.S. Government Securities Fund — Class A	67,731	35,650

Franklin Income Fund — Class A	133,409	127,632

Mutual Shares Fund — Class A	334,796	365,091

Franklin Small-Mid Cap Growth Fund I — Class A	326,982	431,429

Templeton Growth Fund — Class A	519,084	571,021

UBS S&P 500 Index Fund	9,291	0

Franklin S&P 500 Index Fund — Class 3	0	10,179

Rainbow Rentals Unitized Stock Fund	38,274	16,605

Participant loans	124,007	103,022

TOTAL INVESTMENTS	1,997,835	2,030,925

Contributions receivable:

Employee	11,993	12,975

Employer	26,920	26,671

	38,913	39,646

TOTAL ASSETS	2,036,748	2,070,571

LIABILITIES

None	0	0

NET ASSETS AVAILABLE FOR BENEFITS	$2,036,748	$2,070,571

See accompanying notes to financial statements

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

RAINBOW RENTALS, INC. 401(K) PROFIT SHARING PLAN

December 31, 2002 and 2001

	2002	2001

INVESTMENT INCOME

Net investment loss — NOTE C	$(240,439)	$(78,978)

Interest earned	10,284	19,043

	(230,155)	(59,935)

CONTRIBUTIONS

Employees	297,371	318,679

Employee rollovers	9,584	14,992

Employers	26,920	26,672

TOTAL CONTRIBUTIONS	333,875	360,343

TOTAL ADDITIONS	103,720	300,408

DEDUCTIONS

Benefit payments	137,543	185,187

NET INCREASE (DECREASE)	(33,823)	115,221

NET ASSETS AVAILABLE FOR BENEFITS

Beginning of year	2,070,571	1,955,350

End of year	$2,036,748	$2,070,571

See accompanying notes to financial statements

NOTES TO FINANCIAL STATEMENTS

RAINBOW RENTALS, INC. 401(K) PROFIT SHARING PLAN

December 31, 2002 and 2001

NOTE A — DESCRIPTION OF PLAN

     The following brief description of the Rainbow Rentals, Inc. 401(k) Profit Sharing Plan (Plan) is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

1.	General:

The Plan is a defined contribution plan with a cash or deferred arrangement in accordance with Internal Revenue Code Section 401(k). The Plan covers all employees not covered by a collective bargaining agreement who have completed one year of service and attained age twenty-one. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

2.	Contributions:

Participants may make voluntary contributions of their annual base compensation, as defined in the Plan agreement. The total annual participant voluntary contribution is limited to $11,000 and $10,500, respectively for 2002 and 2001, which amount is adjusted annually by a cost of living factor by the Internal Revenue Service.

Company contributions to the Plan are in the form of discretionary matching and profit sharing contributions. Both contributions are determined annually by the company’s board of directors and are credited to each participant’s separate account, if applicable. Participants’ contribute to the Plan through tax deferred salary reduction authorizations at a whole percentage of compensation between 1% and 15%.

3.	Participants’ Accounts:

A separate account is maintained for each participant consisting of (a) participant’s share of the company’s contributions, (b) the participant’s salary reduction and voluntary contributions and (c) investment earnings. Allocations are based on participants’ compensation as defined in the Plan agreement. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s account. Any forfeitures created during the year will be allocated to the accounts of participants eligible to share during the plan year.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

RAINBOW RENTALS, INC. 401(K) PROFIT SHARING PLAN

December 31, 2002 and 2001

NOTE A — DESCRIPTION OF PLAN (CONTINUED)

4.	Vesting:

A participant shall at all times have a 100% vested interest in amounts contributed under the salary reduction arrangement. All other amounts credited to the participants’ separate accounts shall be 100% vested after five years of credited service.

5.	Investment Options:

Upon enrollment in the Plan, a participant could direct employee contributions in any of the investment options (a) through (i):

(a)	Franklin Cash Reserves Fund — Funds are invested in shares of a registered investment company that invests in high-quality debt securities which are generally repaid in one year or less.

(b)	Franklin U.S. Government Securities Fund — Class A — Funds are invested in shares of a registered investment company that invests mainly in bonds backed by mortgages and offered by the Government National Mortgage Association (GNMA).

(c)	Franklin Income Fund — Class A — Funds are invested in shares of a registered investment company that invests in stocks and bonds.

(d)	Mutual Shares Fund — Class A — Funds are invested in shares of a registered investment company that invests primarily in domestic equity securities.

(e)	Franklin Small-Mid Cap Growth Fund I — Class A — Funds are invested in shares of a registered investment company that invests primarily in common stocks of small emerging companies.

(f)	Templeton Growth Fund — Class A — Funds are invested in shares of a registered investment company that invests mainly in common stocks of companies throughout the world.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

RAINBOW RENTALS, INC. 401(K) PROFIT SHARING PLAN

December 31, 2002 and 2001

NOTE A — DESCRIPTION OF PLAN (CONTINUED)

(g)	UBS S&P Index Fund — Class A — Funds are invested in shares of a registered investment company that invests primarily in common stocks issued by companies in the Standard & Poors 500 Composite Stock Price Index.

(h)	Franklin S&P 500 Index Fund — Class 3 — Funds are invested in shares of a registered investment company that invests mainly in common stocks in the S&P 500 Index Fund. On May 30, 2002 the participant balances in this fund were transferred to the UBS S&P Index Fund — Class A.

(i)	Rainbow Rentals Unitized Stock Fund — Approximately 90% of funds are invested in shares of the employer’s stock which has been set aside in a separate fund for participant investment.

           Participants may change their investment options daily.

6.	Participant Loans Receivable:

Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50 percent of their account balance. Loan transactions are treated as a transfer to (from) the investment fund from (to) the Participant Notes fund. Loan terms range from 1-5 years unless loan is used to acquire the principal residence of a participant wherein a reasonable time will be used as determined at the time the loan is made. The loans are secured by the balance in the participant’s account and bear interest at a rate commensurate with local prevailing rates as determined quarterly by the plan administrator. The interest rates range from 5.75 percent to 10.50 percent. Principal and interest is paid ratable through monthly payroll deductions.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

RAINBOW RENTALS, INC. 401(K) PROFIT SHARING PLAN

December 31, 2002 and 2001

NOTE A — DESCRIPTION OF PLAN (CONTINUED)

7.	Forfeitures:

Upon termination of a participant, the employer’s matching contribution to which the participant is not vested is segregated into a separate account until the participant incurs a five year break in service upon which time such nonvested amount will be forfeited and may be used by the employer to reduce future matching contributions. Forfeitures used to reduce employer contributions totalled $2,790 and $5,150, respectively for 2002 and 2001.

8.	Payment of Benefits:

Upon termination of service, a participant may elect to receive either a lump-sum amount equal to the vested value of his or her account or if a participant is married, the election is available to receive the value of his or her benefits in the form of a joint and survivor annuity.

NOTE B — SUMMARY OF ACCOUNTING POLICIES

Investments:

     The financial records of the Plan are maintained on a current valuation basis, thereby recognizing both realized and unrealized gains and losses as they are determined either through completed transactions or from changes in current quoted market values of the investments. Carrying values are adjusted to quoted market quarterly. Quoted market prices are used to value investments.

Use of Estimates:

     The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires the plan administrator to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results may differ from those estimates.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

RAINBOW RENTALS, INC. 401(K) PROFIT SHARING PLAN

December 31, 2002 and 2001

NOTE C — INVESTMENTS

     Investment and participant separate accounts are managed by Franklin Templeton Investor Services, Inc. Rainbow Rentals, Inc. maintains the records of participants.

NOTE D — PLAN TERMINATION

     Although it has not expressed any intent to do so, the company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.

NOTE E — RELATED PARTY TRANSACTIONS

     The employer is absorbing all significant administration and audit fees of the Plan.

NOTE F — FEDERAL INCOME TAXES

     The Plan is qualified under provisions of Section 401(a) of the Internal Revenue Code and, therefore, is exempt from federal income taxes.

NOTE G — AMOUNTS ALLOCATED TO WITHDRAWN PARTICIPANTS

     At December 31, 2002 and 2001, $223,121 and $331,256, respectively, have been allocated to accounts of persons who have withdrawn from participation in the earnings and operations of the Plan.

ITEM 4i OF SCHEDULE H — SCHEDULE OF ASSETS
HELD FOR INVESTMENT PURPOSES

RAINBOW RENTALS, INC. 401(K) PROFIT SHARING PLAN

EIN: 34-1512520
PLAN NUMBER: 001

December 31, 2002

				(e)
	(b)	(c)	(d)	CURRENT
(a)	IDENTITY OF INVESTMENT	DESCRIPTION OF INVESTMENT	COST	VALUE

	Franklin Templeton Group	Franklin Cash Reserves Fund	$444,261	$444,261

		Franklin U.S. Government

		Securities Fund - Class A	66,157	67,731

		Franklin Income Fund - Class A	151,859	133,409

		Mutual Shares Fund - Class I	407,349	334,796

		Franklin Small-Mid Cap

		Growth Fund I - Class A	414,443	326,982

		Templeton Growth Fund -

		Class A	600,601	519,084

		UBS S&P 500 Index Fund -

		Class A	10,845	9,291

		Rainbow Rentals Unitized

		Stock fund	44,464	38,274

	Participant loans	5.75% - 10.5%	0	124,007